                                                                   EXHIBIT 10.35

                            DISTRIBUTION AGREEMENT
                            ----------------------


          THIS AGREEMENT, effective as of September 1, 1994, entered into by and between Film Roman, Inc. ("Producer"), 12020 Chandler Boulevard, Suite 200, North Hollywood, California 91607, and Taurus Film GmbH & Company ("Distributor"), Robert-Burkle-Strasse 2, 85737 Ismaning, Federal Republic of Germany, and with respect to the production, delivery and license of certain animated productions created by Producer, is as follows:

     In consideration for the mutual covenants contained herein, Producer and Distributor agree as follows:

     1. Subject Matter: The subject matter of this Agreement is Productions. As used herein, "Production" means an animated television series (and all episodes thereof) or special actually developed, produced, distributed or otherwise controlled by Producer that has been deemed a Designated Production according to the following process or pursuant to the provisions of paragraph 2 hereunder:

     (a) (i) Producer shall present Distributor with the initial development materials for all animated television series and specials that Producer desires to produce, e.g., drawings and written materials briefly describing the proposed animated television series/special and any important creative elements, such as the characters or attached talent; provided that Producer shall only be obligated to submit to Distributor development materials for proposed series and specials to be produced for initial United States broadcast during the 1997/1998 broadcast season (September 1, 1997 through August 31, 1998) or earlier.

          (ii) Distributor shall have twenty-two (22) business days (the "Designation Period") to designate whether Distributor desires to distribute the proposed series/special pursuant to the terms of this Agreement, such designation to be made by written notice to Producer. If Distributor notifies Producer within the Designation Period that Distributor desires to distribute the proposed series/special pursuant to the terms of this Agreement, such proposed series/special shall be deemed a "Designated Production". If Distributor fails to affirmatively notify Producer within the

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

               Designation Period that the proposed series shall be deemed a "Designated Production", Distributor's ability to deem such series/special as a Designated Production shall be forfeited.

         (iii) Alternatively, Distributor may agree within the Designation Period to pay Producer the sum of Seven Thousand Five Hundred Dollars ($7,500.00). In consideration thereof, Producer will agree to prepare further development materials for the proposed series/special, e.g., a "mini-Bible" and key artwork, and Distributor's ability to designate the proposed series/special as a "Designated Production" shall be extended until such date as is twenty-two (22) business days following delivery to Distributor of the additional development materials (the "Extended Designation Period").

          (iv) If the proposed series/special is deemed a "Designated Production" by Distributor during the Extended Designation Period, and the Designated Production is produced, Distributor shall be entitled to recoup the $7,500.00 development contribution from the initial license fees owing to Producer for such Designated Production pursuant to paragraph 6 hereunder. If the Designated Production is not produced, or Distributor fails to affirmatively notify Producer within the Extended Designation Period that the proposed series/special shall be deemed a "Designated Production", Distributor's ability to designate such series/special as a Designated Production, and the $7,500.00 development contribution, shall be forfeited.

     (b) Notwithstanding the foregoing, if Producer is required by a third party rightsholder to acquire rights to produce an animated television series/special within a timeframe more restrictive than as otherwise provided above pursuant to the Designation Period or, if applicable, the Extended Designation Period, Distributor shall only be afforded such third party imposed timeframe (less two business days) in which to deem such proposed series a Designated Production.

     (c) For purposes of clarification, all episodes produced of an Designated Production, regardless of when such episodes are produced by Producer or ordered by a third party broadcaster, shall be considered part of a single "Production".

     (d) A proposed series/special with a good faith estimated production budget (inclusive of fifteen percent overhead charge by Producer, $15,000 per episode executive producer fee to Producer, agency commissions, etc.) in excess of $450,000 per episode shall not be governed by the terms of this Agreement.

     Notwithstanding the foregoing, for a period of six weeks after notification to Distributor that the estimated production budget exceeds $450,000, Producer shall negotiate in good faith exclusively with Distributor for the license of rights to such Committed Series that, other than for the $450,000 episodic production budget, could be deemed a Designated Production pursuant to the terms of this Agreement. Producer shall not present Distributor more than two Committed Series with episodic production budgets in excess of $450,000 during the term of this agreement. In connection with any Committed Series with a production budget in excess of $450,000 per episode, Producer shall be entitled to accept an offer presented by Distributor at any time prior to such date as is three months prior to the commencement of production for such Committed Series; provided, however, that such offer shall remain open and subject to Producer's acceptance for no less than three months from the date of Distributor's initial presentation of such offer to Producer. In the event that Producer and Distributor do not reach an agreement in connection therewith, Producer shall be entitled to negotiate with third parties for the license of such rights. If Producer desires to enter into an agreement with a third party for the license of such rights, Producer shall not enter into such agreement on terms less favorable than last offered by Distributor.

     In the event Producer and Distributor subsequently enter into an agreement for the license of such Committed Series with a production budget in excess of $450,000, Producer agrees to provide Distributor reports verifying production costs in excess of $450,00 per episode.

     (e) Notwithstanding anything to the contrary contained herein, if in connection with any proposed series/special Producer does not retain the rights identified at paragraph 3 hereunder, such series shall not be governed by the terms of this Agreement.

     2.   Minimum Commitment:

     (a)  Distributor agrees that prior to August 31, 1997, no fewer than five
(5), nor more than twelve (12), of the new animated television series (of no less than 13 half-hour episodes) that Producer has committed to produce (the "Committed Series") shall be deemed "Productions", the rights to which are governed by this Agreement.

     (b)  Distributor agrees that in the event:

          (1) fewer than one Committed Series has been deemed a "Designated Production" by Distributor during any one of each of the periods (i) September 1, 1994 through August 31, 1995, (ii) September 1, 1995 through August 31, 1996, or (iii) September 1, 1996 through August 31, 1997; or

          (2) as of August 31, 1997, the provisions of paragraph 2(a) hereunder relating to the minimum number of Committed Series to be deemed Productions have not been satisfied,

     Producer shall be entitled, upon notice to Distributor, to unilaterally designate a Committed Series previously rejected by Distributor (i.e., failed to be deemed a Designated Series) as a Designated Production in order to satisfy the minimum commitments required by this paragraph 2(b); provided that, in the case of paragraph 2(b)(1) above, Producer have presented Distributor no fewer than six proposed series for which Distributor is capable of deeming as Designated Series during the period in question.

          (c) A Committed Series that is a "spin-off" of a Production hereunder, i.e., derived from the Production by virtue of creative elements previously appearing in the Production, shall not apply as a Committed Series for purposes of paragraph 2(a)-(b), above.

          (d) As of September 1, 1996, if two or fewer Committed Series have been deemed "Designated Productions" by Distributor, Producer shall have the option, exercisable at its sole discretion and upon notice to Distributor, to cease presenting Distributor with Producer's development materials as required by paragraph 1(a) hereunder. In connection therewith, Distributor shall not be entitled to deem Producer's proposed series/specials or Committed Series as a Designated Production, nor shall Producer be entitled to unilaterally designate a Committed Series as a Designated Production pursuant to the provisions of paragraph 2(b)(2) above.

          3. Grant of Rights: Producer hereby licenses to Distributor the exclusive right within the Territory and during the Term hereof to exploit Productions by all means of television exhibition and home video devices. All rights not specifically granted herein are hereby retained by Producer, including without limitation the right to independently exploit elements contained within Productions (e.g., music publishing rights, sound recording rights).

     As used herein, "television exhibition" shall include traditional pay and free television transmitted via Hertzian waves, coaxial cable, or satellite. As used herein, "home video device" means a device rented or sold to the viewer intended only for viewing Productions embodied therein in private living accommodations where no admission fee is charged for such viewing, and does not include the public performance, diffusion, exhibition or broadcast of Productions embodied on the video device. Notwithstanding the foregoing, "television exhibition" and "home video device" shall not include exhibition via computer technology and other new technologies, where a significant characteristic of such presentation is consumer interactivity, non-linear programming, or the use of computer information, storage, retrieval, management techniques and technology capable of consumer interactivity, or which may be received by end users on optical or magnetic disks through interactive television or through any other technology hereafter developed, including by means of electronic delivery; provided, however, that if such use is exclusively linear in nature, whether by CD-ROM or any other device, such use shall be deemed a method of "television exhibition" or a "home video device".

     In the event that Producer desires to enter into an agreement with a third party for the worldwide distribution of video devices embodying a Production, Producer shall be entitled to retain and license such rights for the Territory, subject only to Producer's good faith negotiation with Distributor of an appropriate reduction of the license fee set forth at paragraph 6 hereunder; provided, however, that Producer shall not be entitled to retain and license the right to distribute video devices embodying the German language version of a Production without the express approval of Distributor.

     4. Territory: Distributor's exclusive territory (the "Territory"), unless modified according to paragraph 6 hereunder to exclude the Retained Territory and/or the Sub-Agent Territory, shall include Germany, France, Spain, Italy, Portugal, Greece, Belgium, Netherlands, Switzerland, Austria, Luxembourg, Lichtenstein, Denmark, Norway, Sweden, Finland, Iceland, Greenland, Czech Republic, Slovak Republic, Poland, Romania, Bulgaria, Hungary, Yugoslavia, Bosnia, Croatia, Macedonia, Albania, Andorra, Monaco, San Marino, and Vatican City.

     5. License Term: The term of the license of each Designated Production licensed under this Agreement (the "Term") shall commence on the date hereof and shall continue, on a Production-by-Production basis, for a period equal to twenty-two and one-half (22-1/2) years from delivery to Distributor of the initial episode of a given Production. Notwithstanding the foregoing, the Term for a given Production shall be extended one (1) year for each subsequent season that the Production is produced, such extension for a given Production not to exceed four (4) years.

     During the final year of the Term for any given Production, and for a thirty day period, Producer shall afford Distributor the first opportunity to negotiate for the license of rights granted hereunder. In the event that Producer and Distributor do not reach an agreement in connection therewith, Producer shall be entitled to negotiate with third parties for the license of such rights. If Producer desires to enter into an agreement with a third party for the license of such rights on terms less favorable to Producer than last offered by Distributor, Producer shall not enter into such agreement unless Producer has first informed Distributor of the terms of such offer and, within thirty days, Distributor has agreed to license such rights on the terms last offered by Distributor.

     6. Audiovisual License Fee: Distributor shall pay Producer the following license fees in consideration of Producer's license to Distributor of home video rights and television exhibition rights, as defined herein:

          (a) One Hundred Thousand Dollars ($100,000) per half-hour episode for Productions exhibited initially in the United States on a television broadcast network (including, without limitation, ABC, CBS, NBC, Fox Network, Warner Bros. Network, and Paramount Network), pay cable television or basic cable television.

          (b) Eighty Thousand Dollars ($80,000) per half-hour episode for Productions intended for initial United States exhibition by means of syndication or otherwise.

     In the event the production costs of a given Production exceed $400,000 per episode (inclusive of fifteen percent overhead charge by Producer, $15,000 per episode executive producer fee to Producer, agency commissions, etc.), but do not exceed $450,000 per episode, the foregoing license fees shall be increased by thirty percent (30%) of the incremental costs exceeding $400,000 per episode.

     Notwithstanding the foregoing, Producer shall have the option (the "Territory Retention Option"), exercisable at any time prior to delivery of the initial episode of a Production, to retain the rights otherwise granted hereunder for either the territory of Spain or all French-speaking European territories, the designated territory being deemed the "Retained Territory". In the event that Producer exercises the Territory Retention Option, Producer shall be entitled to the license fees set forth at paragraphs 6(a)-(b) herein, less Fifteen Thousand Dollars ($15,000) per episode produced according to such scenario. In the event that Producer exercises the Territory Retention Option, Producer shall have the further option (the "Sub-Agency Option") of acting as the sub-agent of Distributor in the territory/territories (the "Sub-Agent Territory") for which Producer did not exercise the Territory

Retention Option (i.e., Spain or the French-speaking European territories). If Producer exercises the Sub-Agency Option, Producer shall retain sole approval over the terms of license of Productions subject to the Sub-Agency Option, provided that Producer consult with Distributor.

     In the event Producer exercises both the Territory Retention Option and the Sub-Agency Option, Producer shall be entitled to the license fees set forth at paragraphs 6(a)-(b) herein, less Twenty Thousand Dollars ($20,000) per episode of Productions produced according to such scenario. In addition thereto, Producer shall be further entitled to (i) twenty-five percent (25%) of the gross proceeds from the license in the Sub-Agent Territory during the Term of Productions subject to the Sub-Agency Option, (ii) recoupment of dubbing or subtitling costs incurred by Producer in connection with such Productions, and
(iii) fifty percent (50%) of the remaining revenues from the license of such Productions during the Term. The balance of revenues from the license during the Term of Productions subject to the Sub-Agency Option shall be payable to Distributor.

     The episodic license fees set forth at paragraph 6(a)-(b) above shall increase, cumulatively, by four percent (4%) during each year of the Term, calculated according to the date on which Producer commits to produce a given episode of a given Production. For example, the following license fees shall apply to episodes of a Production intended for exhibition on a U.S. network, to the extent not otherwise increased or decreased hereunder:


     Commitment Date           License Fee
     ---------------           -----------

     September 1, 1994         $100,000
      through August 31,
      1995

     September 1, 1995         $104,000
      through August 31,
      1996

     September 1, 1996         $108,160
      through August 31,
      1997

     September 1, 1997         $112,486
      through August 31,
      1998

     For purposes of clarification, if a Designated Production is ultimately produced (and therefore deemed a "Production"), Distributor shall be obligated to pay Producer the episodic license fees set forth above for each and every episode of a given Production, regardless of when ordered by a third party broadcaster or produced by Producer. The foregoing license fees shall be paid, on an episode by episode basis, by Distributor pursuant to a cash flow schedule prepared by Producer, and according to the following events and percentages:

     Notice to Distributor of Producer's      35%
      commitment to produce episodes of
      a given Production

     Shipment of storyboards to overseas      35%
      studios

     Delivery and acceptance                  30%
      of materials

Notwithstanding the foregoing, Distributor agrees to promptly review delivered materials and inform Producer of Distributor's acceptance thereof and, in no event, will Distributor's acceptance be deemed to have occurred later than four weeks after Producer's delivery of the delivery materials to Distributor.

     7. Producer's Representations and Warranties: Producer represents, warrants and agrees as follows:

          a. the Productions licensed hereunder are new and original and have not heretofore been distributed or otherwise exploited in any part of the Territory;

          b. that Producer has the full right, power and authority to enter into and perform under this Agreement, and that Producer now owns all rights granted to Distributor pursuant to this Agreement;

          c. that at the time of completion of Productions, Producer shall own or have good and sufficient licenses from the owners of all literary, dramatic and musical materials contained in Productions, or upon which Productions are based, to the extent required to enable Distributor to exploit the rights granted hereunder;

          d. that Producer will not during the Term of this Agreement, negotiate or enter into distribution agreements for Productions in the Territory, and Producer will refer all inquiries therefor to Distributor; and

                                 [Blank Page]

     8. Delivery of Materials; Laboratory Access Letter: Producer shall deliver to Distributor the materials identified in Exhibit A attached hereto, promptly upon Producer's completion of an episode of a given Production. Producer will supply Distributor with a laboratory access letter, in customary form, granting Distributor access to a complete set of masters of Productions that may be required to enable Distributor to sufficiently exploit the rights granted hereunder. Upon expiration of the Term, or earlier termination of this Agreement, Distributor shall (at Producer's cost and expense) immediately return to Producer all materials retained by Distributor in connection with the Productions, including but not limited to, all devices utilized in connection with the home video exhibition of Productions, all prints and pre-print materials of Productions, subtitled or subtitling materials, soundtracks, and all other materials manufactured, created or procured by or for Distributor hereunder. Alternatively, and at Producer's option, Producer may require Distributor to destroy any or all of the materials retained by Distributor in connection with the Productions.

     9. Editing; Promotional Materials: All Productions and trailers thereof supplied by Producer shall be exhibited in their original continuity, without change, alteration, interpolation, cut or elimination. Furthermore, no other audiovisual productions or other material (including advertisements) shall be embodied in or included on any video devices embodying Productions, without the express consent of Producer, and subject to any editing rights of third parties of which Producer has informed Distributor. Distributor may alter Productions for the following purposes only, subject to Producer's approval and only to the minimum extent necessary for such purposes:

          (a)  adding a foreign title;

          (b)  dubbing or subtitling; and

          (c) conforming Productions to the standards required for free and/or pay television exhibition of Productions hereunder, provided that such Productions shall not be substantially altered for such purpose.

Notwithstanding the foregoing, to the extent Distributor is required by a third party to change, alter, interpolate, cut or eliminate any aspect of an episode of a Production as a contingency of entering into an agreement for the distribution or broadcast of the Production episode in the third party's territory, Distributor is entitled to authorize such alteration as long as such alteration will not affect the artistic substance of the respective Production. Any credit, trademark, trade name, symbol or copyright notice included in the Productions should not be eliminated or altered in any manner. Further, in no event may the music embodied in Productions delivered hereunder be eliminated or altered without the approval of Distributor, not to be unreasonably witheld.

     To the extent Distributor alters Productions according to the terms hereunder, Distributor warrants that any alteration or addition of material to such Productions shall not infringe upon the rights of any other person or entity, including the person's or entity's rights of privacy, copyright, trademark or publicity.

     Distributor and Producer may, at their sole cost and expense, make dubbed or subtitled foreign language versions of Productions; provided, however, that each party shall at all times have access to and the right to exploit all subtitled or dubbed materials created by the other party, subject to a good faith negotiation for the reimbursement of expenses incurred in the replication of master recordings embodying such foreign language versions and dubbing expenses, and in consideration of the value of use to the requesting party.

     Producer and Distributor shall make available to eachother promotional materials created by each party (e.g., electronic press kits), subject to good faith negotiation for the sharing of expenses incurred in connection with the creation of such materials; provided, however, that promotional materials created by Distributor shall conform to the standards employed by Producer for the creation of comparable materials.

     10. Collection Societies; Residuals: In connection with Distributor's exploitation of rights granted hereunder, Distributor shall pay all royalties and license fees customarily collected by rights societies (e.g., GEMA, AGICOA) pursuant to the laws of the Territory, including but not limited to payments for the public performance of sound recordings and musical compositions, sales of video devices, etc. In connection with Distributor's exploitation of rights granted hereunder, Distributor shall additionally be responsible for the payment of all monies owing pursuant to collective bargaining agreements to which Producer or Distributor are subject, and Distributor agrees to execute documentation reflecting Distributor's direct obligation therefor, i.e., assumption agreements.

     11. Merchandising Agency: Producer also agrees to grant Distributor merchandising agency rights in connection with Productions licensed hereunder. As used herein, "merchandising agency rights" means the right to represent Producer in the procurement and negotiation of merchandising and licensing agreements for the Territory (specifically excluding the Retained Territory and the Sub-Agent Territory, if applicable) relating to intellectual properties specifically derived from Productions; provided, however, that merchandising agency rights shall not include interactive rights, videogame rights, master toy license rights, and any other rights customarily licensed on a worldwide basis or for an aggregate of territories larger than the Territory, and such rights are hereby expressly reserved by Producer.

     Notwithstanding the foregoing, Producer shall only be obligated to grant merchandising agency rights to the extent Producer retains such rights, and such grant shall be subject to the approval of third parties with whom Producer has contracted in connection with Productions related to such merchandising agency rights.

     Producer's grant of merchandising agency rights shall additionally be contingent on: (i) Producer's approval of the entity rendering agency services for any particular territory of the Territory; (ii) Producer's and Distributor's agreement as to Distributor's minimum annual monetary performance levels in any particular territory of the Territory, and Distributor's achievement thereof;
(iii) and Producer's and Distributor's agreement to other terms and conditions that customarily exist in merchandising agency agreements, including but not limited to establishment of a 2-3 year term, with a twenty-five percent (25%) agency commission to Distributor and the balance of revenues to Producer. Notwithstanding the foregoing, any and all terms relating to Producer's grant of merchandising agency rights shall be subject to the requirements of a particular intellectual property and the requirements of any third party retaining ownership of or approval over the exploitation of such rights, regardless if such requirements do not comport with terms and conditions customarily existent in merchandising agency agreements. Merchandising Munchen is pre-approved as a merchandising agent for the territories of Germany and Austria. In connection with the foregoing, Producer and Distributor agree to execute such additional documentation as is necessary to memorialize the foregoing terms in greater detail.

     12. Statements and Payments: Distributor shall maintain books and records which shall reflect all revenues derived from exploitation of merchandising rights granted hereunder. Distributor shall render to Producer, within forty-five (45) days of each calendar quarter, an accounting reflecting revenues received pursuant to each merchandising agreement entered into by Distributor, accompanied by Producer's share of revenues owing pursuant to this Agreement. Producer shall have the right, at its own expense, to examine the books and records of Distributor pertaining to accountings to be rendered hereunder, upon reasonable notice to Distributor and in such manner as not to interfere with Distributor's normal business activity.

     In the event that Producer acts as the sub-agent of Distributor in the Sub-Agent Territory, as set forth above, Producer shall account to Distributor on the same basis as Distributor accounts to Producer hereunder, in connection with revenues derived by Producer from the Sub-Agent Territory.

     Simultaneous with accountings rendered hereunder, Distributor shall submit information specifying the exploitation of rights granted hereunder, specifically the consumers/licensees of Productions, sales/license fee information, deal terms, etc.; provided, however, that any information relating to the exploitation of audiovisual rights in Germany shall not include license fee information.

     13. Mutual Indemnity: Producer and Distributor will at all times defend, indemnify and hold harmless eachother and their officers, agents, employees, attorneys and assignees, from and against any and all claims, damages, liabilities, costs and expenses, including but not limited to reasonable attorneys' fees arising out of any breach by a party of any representation, warranty or agreement made pursuant to this Agreement.

     14. Governing Law; Jurisdiction: All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of California. Producer and Distributor expressly agree that jurisdiction over any dispute between them with respect to this Agreement shall be brought only in federal or state courts located in Los Angeles County, California.

     15. Notices: Except as otherwise provided herein, any notice or statement required or desired to be given hereunder by one party to the other shall be in writing and sent by mail, postage pre-paid, or by telecopy, to the address specified above, or as otherwise specified, and the date of receipt of such mailing or facsimile shall be deemed the date of such notice or statement.

     16. More Formal Document: The parties hereto agree to jointly prepare and execute a more formal document incorporating the provisions set forth above. Until the execution thereof, this document shall be deemed a valid and binding agreement.

     IN WITNESS HEREOF, Producer and Distributor have executed this Agreement as of the date set forth above to constitute a binding contract between them.


                                    FILM ROMAN, INC. ("Producer")



                                    By: /s/ Phil Roman
                                       ----------------------------
                                         Its Authorized Signatory



                                    TAURUS FILM GMBH & COMPANY
                                    ("Distributor")



                                    By:  /s/Authorized Signatory
                                       ----------------------------
                                         Its Authorized Signatory

                                   EXHIBIT A

                              DELIVERY MATERIALS
                              ------------------

     Producer shall deliver to Distributor, on loan, a DCT Master of each episode of a Production in the original English language version. The delivery of the material of all episodes shall be completed in a timely fashion. During the License Term, Producer shall always, at laboratory cost to be promptly paid by Distributor, provide Distributor with additional materials upon Distributor's request.

     In addition, Producer shall deliver and transfer ownership of the following materials to Distributor free of charge:

     -    lists of dialogues resp. comments
     -    lists of the titles of the episodes
     -    synopses
     -    music cue sheets
     - advertising, press and photographic material in the quantities customary in the trade (at least 1 set of black-and-white photos or transparencies with various motifs)
     -    list of cast resp. contractual credit obligations.

     The shipping charges, including possible customs duties, with regard to the delivery of materials pursuant to the foregoing paragraphs shall be borne by Distributor.

     Producer guarantees that the quality of the material to be delivered hereunder is suitable for transmission in compliance with the technical standards of German television stations.